EXHIBIT 99

News Release
Contact(s):
Donald A. Merril, Chief Financial Officer
Max Barton, Director, Investor Relations
(330) 253-5592
MYERS INDUSTRIES IMPLEMENTS FURTHER PRICE INCREASES

DRIVEN BY SURGING ENERGY & RAW MATERIAL COSTS
For Immediate Release: July 3, 2008, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that it has implemented another series of price increases across its business segments to mitigate the unprecedented rise in raw material and energy costs. This latest round of price increases will take effect mid-July, depending on the business segment.
The escalation in raw material costs — and the back-to-back price increases the Company has been forced to take from its suppliers — is tied to the unrelenting spikes in energy prices, mainly oil and natural gas.
President and Chief Executive Officer John C. Orr said, “The price increases we implemented in the first and second quarters were simply not enough to offset the magnitude and timing of the costs we are facing. Surging energy and transportation costs led our major suppliers to announce double digit increases for July, on top of similar June increases.
“We must take this action in order to meet the product needs of our customers and to protect our business for the long term. We will continue to assess raw material pricing in this volatile market, which may necessitate further action on our part.”
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries reported net sales of $918.8 million for 2007. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made.
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